Exhibit 99.1

Sierra Oncology Reports First Quarter 2022 Results

SAN MATEO, CA, May 6, 2022- Sierra Oncology, Inc. (SRRA), a late-stage biopharmaceutical company with a mission to deliver targeted therapies that treat rare forms of cancer, today reported its financial and operating results for the first quarter ended March 31, 2022.

“By entering into a merger agreement with GSK, we are one step closer to realizing our mission of delivering transformative therapies for patients with rare cancers, while also delivering compelling and certain value for our stockholders. We are working to continue to progress our timeline and our NDA submission remains on track for later this quarter,” said Stephen Dilly, MBBS, PhD, President and Chief Executive Officer at Sierra Oncology.

Key Business Highlights

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On April 13, 2022, Sierra announced it had entered into an agreement to be acquired by GSK for $55 per share of common stock, representing an approximate total equity value of $1.9 billion. The per share price represents a premium of approximately 39 percent to Sierra’s closing stock price on April 12, 2022, and approximately 63 percent to Sierra’s volume-weighted average price (VWAP) over the prior thirty trading days. The transaction is expected to close in the third quarter of 2022 or before.

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On January 25, 2022, Sierra announced momelotinib achieved a statistically significant benefit on symptoms, anemia and splenic size in the pivotal MOMENTUM Phase 3 study. The trial met all of its primary and key secondary endpoints. Data from this study, as well as previous data from the SIMPLIFY-1 and SIMPLIFY-2 Phase 3 studies, will serve as the foundation for the submission of a New Drug Application to the US Food & Drug Administration in the second quarter of 2022. If approved, the company anticipates momelotinib being commercially available early in the first half of 2023.

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The Journal of Hematology and Oncology published a review article on momelotinib, titled “Momelotinib: an emerging treatment for myelofibrosis patients with anemia.” The article highlights the use of momelotinib for the potential treatment of myelofibrosis patients who are anemic based on published data from the SIMPLIFY studies as well as earlier Phase 2 studies. The full article is available for review here.

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Sierra ended the quarter with a cash balance of $274.0 million. Included in this total is $145.3 million in net proceeds from a public equity offering early in the first quarter of 2022. The company also secured a debt facility with Oxford Finance, LLC for up to $125.0 million, announced in January of this year. Under the terms of the loan agreement, Sierra drew an initial $5.0 million term loan at closing. Additionally, during the first quarter of 2022, the company received proceeds of $9.6 million from the exercise of a warrant by Gilead, $4.6 million from the exercise of stock options, and $30.5 million from the exercise of Series B warrants. In April 2022, the company received an additional $2.8 million in proceeds from the exercise of the remaining Series B warrants prior to their expiration on April 10, 2022.

First Quarter 2022 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $17.6 million for the three months ended March 31, 2022 compared with $14.0 million for the three months ended March 31, 2021. The increase primarily related to a $2.6 million increase in personnel-related and allocated overhead costs, a $1.6 million increase in third-party manufacturing costs of which $0.9 million pertained to momelotinib, and a $0.2 million increase in other research and support costs. These increases were partially offset by a $0.8 million decrease in clinical trial and development costs primarily for momelotinib. Research and development expenses included non-cash stock-based compensation of $1.6 million and $1.7 million for the three months ended March 31, 2022 and 2021, respectively.

General and administrative expenses were $10.3 million for the three months ended March 31, 2022, compared to $5.9 million for the three months ended March 31, 2021. The increase was due to a $3.2 million increase in personnel-related and allocated overhead costs, of which $0.9 million related to severance and a stock-based compensation charge pursuant to a transition agreement with a former executive, and a $1.2 million increase in professional fees primarily relating to pre-commercial costs for momelotinib. General and administrative expenses included non-cash stock-based compensation of $1.7 million and $1.3 million for the three months ended March 31, 2022 and 2021, respectively.

For the three months ended March 31, 2022, Sierra incurred a net loss of $27.9 million compared to a net loss of $19.9 million for the three months ended March 31, 2021.

Cash and cash equivalents totaled $274.0 million as of March 31, 2022, compared to $104.7 million as of December 31, 2021.

As of March 31, 2022, there were 23,800,409 total shares of common stock outstanding and warrants to purchase 7,984,428 shares of common stock outstanding and pre-funded warrants to purchase 925,925 shares of common stock. There were Series B warrants with an exercise price of $13.20 to purchase 212,477 shares of common stock that were fully exercised after March 31, 2022, and prior to expiration on April 10, 2022 and provided $2.8 million of proceeds to the company. In addition, there were Series A warrants that contain a cash and/or cashless exercise provision to purchase 7,771,951 shares of common stock, with an exercise price equal to $13.20 per share. There were 5,466,822 shares issuable upon exercise of stock options and an additional warrant to purchase 1,839 shares.

About Sierra Oncology

Sierra Oncology is a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer. We harness our deep scientific expertise to identify compounds that target the root cause of disease in order to advance therapies on the leading edge of cancer biology. Our team takes an evidence-based approach to understand the limitations of current treatments and explore new ways to change the cancer treatment paradigm. Together we are transforming promise into patient impact.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology's expectations regarding the commercialization and future success of momelotinib and future expansion of its pipeline, the expected timing of the NDA submission for momelotinib. the timing of regulatory approval of momelotinib, the timing of momelotinib becoming commercially available, statements by Sierra Oncology’s President and Chief Executive Officer, statements regarding the company’s operational and commercialization plans, statements regarding the company’s financial condition including the sufficiency of its cash and cash equivalents to fund its operating plans, the company’s ability to identify compounds, and statements relating to the completion of the merger.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may not be able to successfully develop, obtain regulatory approval for and commercialize momelotinib or other product candidates or experience significant delays in doing so, Sierra Oncology may not be able to demonstrate acceptable safety and efficacy of its product candidates, the risk that disruptions and impacts of COVID-19 will be significant and lengthy, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology's third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology's cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and momelotinib, risks related to the merger and the other factors described under the heading "Risk Factors" set forth in Sierra Oncology's filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$274,015	$104,749
Prepaid expenses and other current assets	4,182	2,644
Total current assets	278,197	107,393
Property and equipment, net	129	141
Operating lease right-of-use assets	708	788
Other assets	966	1,045
TOTAL ASSETS	$280,000	$109,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$11,282	$10,726
Accounts payable	1,798	2,158
Total current liabilities	13,080	12,884
Term loan	4,862	—
Operating lease liabilities	436	485
TOTAL LIABILITIES	18,378	13,369
STOCKHOLDERS’ EQUITY:
Common stock	24	16
Additional paid-in capital	1,230,774	1,037,230
Accumulated deficit	(969,176)	(941,248)
TOTAL STOCKHOLDERS’ EQUITY	261,622	95,998
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$280,000	$109,367

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$17,554	$13,953
General and administrative	10,329	5,865
Total operating expenses	27,883	19,818
Loss from operations	(27,883)	(19,818)
Other expense, net	59	29
Loss before provision for (benefit from) income taxes, net	(27,942)	(19,847)
Provision for (benefit from) income taxes, net	(14)	68
Net loss	$(27,928)	$(19,915)
Net loss per common share, basic and diluted	$(1.33)	$(1.71)
Weighted-average shares used in computing net loss per common share, basic and diluted	20,965,811	11,667,967

For further information:

Investor Contact

DeDe Sheel

415.732.9828

dsheel@sierraoncology.com

Media Contact

Lauren Musto

615.351.7777

lmusto@sierraoncology.com